Exhibit 10.3.6

PROFESSIONAL SERVICES AGREEMENT

THIS PROFESSIONAL SERVICES AGREEMENT (“Agreement”), dated March 10, 2016 and effective as of March 1, 2016, by and between SANDRIDGE ENERGY, INC., a Delaware corporation (“Company”), and Randy Cooley, an individual (“Contractor”).

WHEREAS, Company desires to retain the services of Contractor, and Contractor desires to provide services to Company subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, Company and Contractor agree as follows:

1.Services. Subject to the terms and conditions set forth in this Agreement, Company hereby retains Contractor to provide to Company the services more particularly described on Exhibit A attached hereto (the “Services”), and Contractor agrees to render the Services to Company.
2.    Compensation and Expenses.
2.1    In exchange for Contractor’s performance of Services, Company shall pay Contractor, and Contractor shall be entitled to receive, $3,200 per day, invoiced and paid on a monthly basis. Further, Contractor shall be entitled to reimbursement for travel, lodging, transportation and other reasonable, preapproved expenses incurred in the performance of its duties (collectively, the “Reimbursements”). “Reimbursements” will include but not limited to Contractors cost of lodging in Oklahoma City and local transportation in Oklahoma City while on call-out for the Company.
2.2    Company shall pay all compensation due for each calendar month during which Services are performed in cash by direct deposit or wire transfer in immediately available funds to a bank account designated by Contractor. For clarification, all Reimbursements will be paid 100% in cash.
2.3    Contractor shall provide to Company invoices for compensation and Reimbursements (the “Invoices”) within a reasonable time following the last day of each calendar month, and each such Invoice shall state the number of days for which Contractor is entitled to receive compensation during the relevant period and identify applicable Reimbursements (with reasonable supporting documentation) in respect of such period. Company shall remit amounts due and payable to Contractor under each Invoice no later than the end of the calendar month in which Company receives such Invoice.
3.    Term.
3.1    The term of this Agreement shall commence on the effective date of this Agreement and continue for a period of 5 months, unless sooner terminated as provided herein. This Agreement may be terminated, with or without cause, by either party upon thirty (30) days prior written notice of termination. Within ten (10) days after the effective date of termination of this Agreement, Contractor will deliver to Company any property of Company in the possession of Contractor and Company shall pay Contractor for Services actually provided by Contractor up to the effective date of the termination.
3.2    Contractor’s hours will vary from week to week and be subject to the seasonal demands of the work requirements. Contractor’s total work activity is expected to remain less than 50% of a full time equivalent role.
3.3    Except where limited by the confidentiality provisions of 7.1 and 7.2 and/or other provisions of this agreement where applicable, Contractor is not restricted from performing work for other clients during the term of this agreement.
4.     Events of Default. Contractor shall be in default under the Agreement if it (i) fails to abide by any provision of the Agreement, (ii) becomes insolvent, (iii) makes an assignment for the benefit of creditors, (iv) is adjudicated bankrupt, (v) admits in writing its inability to pay debts as they become due, (vi) institutes any proceeding for relief of debtors or appointment of a receiver, trustee, or liquidator, or (vii) institutes a voluntary petition in bankruptcy, or (viii) fails to remove within thirty (30) days any attachment which is levied upon Company’s equipment or property.
5.     Contractor’s Duties.
5.1    Contractor shall perform all Services in good and workmanlike manner and in compliance with all applicable laws, rules and regulations; and subject to all of Company’s applicable safety, health and environmental rules, including its drug and alcohol policy. Additionally, during the term of this Agreement, Contractor agrees to take no actions that in any way damage the public image or reputation of Company or its affiliates or knowingly assist, in a damaging way to the Company, a competitor of Company.
5.2    Contractor warrants that all Services performed by Contractor for or on behalf of Company, and all goods or other deliverables produced thereby, will not violate, infringe or misappropriate the rights of any third parties, including, without limitation, the copyright, trademark, patent, or the trade secrets of any third person.
6.    Independent Contractor. Company and Contractor expressly agree that Contractor is an independent contractor as to all Services performed under this Agreement and that Contractor shall not be deemed for any purpose to be an employee, agent, servant, or representative of Company. Contractor shall be solely responsible for any and all employee benefit plans, taxes and insurance in respect of Contractor’s personnel. Contractor shall not be authorized to act or appear to act as agents or representatives of Company, whether in performing the Services or otherwise. If the performance of the Services shall include the use by Contractor of Company’s facilities, equipment or other resources, such use is permitted only to the extent necessary for the performance of the Services and not for any other purpose. This Agreement does not create, and shall not be construed by the parties hereto or any third party as creating, any agency, partnership, joint venture, or employment relationship between the parties hereto.
7.    Confidential Information.
7.1    Except as otherwise provided herein, Contractor and Company agree that any and all information that is not otherwise publicly available (other than as a result of unauthorized disclosure) and is communicated by one party (“Disclosing Party”) to the other party (“Receiving Party”), including, without limitation, engineering, electrical, facility, marketing and financial information, information regarding the nature and location of the Services and the other party’s processes and procedures, whether such information be written, oral or in electronic format (“Confidential Information”) shall be confidential and shall be treated as such and held in strict confidence by Receiving Party. Confidential Information shall be used only for purposes of the Agreement by Receiving Party, and no information, including, without limitation, the provisions of the Agreement, shall be disclosed by the Receiving Party, its agents or employees, without the prior written consent of the Disclosing Party, except as may be necessary by reason of legal, accounting or regulatory requirements beyond the reasonable control of the Receiving Party. The Receiving Party shall safeguard Confidential Information with at least the same degree of care that it uses to safeguard its own confidential, proprietary, privileged and trade secret information. This Section 7.1 shall not apply to information (i) in the public domain, (ii) the Receiving Party or its agents or employees had in their respective possession prior to receiving it from the Disclosing Party (as evidenced by dated documentation), (iii) the Receiving Party or its agents or employees obtained from a third party who rightfully acquired such information, or (iv) the Receiving Party or its agents or employees independently developed without reference to the information received from the Disclosing Party (as evidenced by dated documentation). If the Receiving Party must disclose any Confidential Information pursuant to applicable law or regulation or by operation of law, the Receiving Party may disclose only such information as, in the opinion of Receiving Party’s counsel, is legally required, and provided, further, that the Receiving Party shall to the extent permissible under applicable law, provide reasonable notice to the Disclosing Party of such requirement and a reasonable opportunity to object to such disclosure. Receiving Party’s obligations under this Section 7.1 shall survive during the term of this Agreement and for a period of one year after the termination of this Agreement for any reason. Notwithstanding anything elsewhere in the Agreement, the terms of this Section 7.1 shall apply to Confidential Information amounting to a trade secret for as long as such information remains a trade secret under applicable law and shall survive the termination of the Agreement.
7.2    Contractor agrees that it will not buy or sell the securities or options on the securities of Company in the event Contractor possesses any material nonpublic information about Company. Contractor agrees that trading in the stock or options of Company based on non-public information (whether information about Company or other companies) is a breach of this Agreement. Contractor shall not sell short any stock of Company at any time during the term of this Agreement.

8.    Deliverables. The results of the Services, including without limitation reports, user manuals, designs, findings, evaluations, data and written material (collectively, the "Deliverables"), shall be considered works made for hire under the United States or other applicable copyright laws and shall become the exclusive property of Company upon payment of Contractor's invoices associated with each such Deliverable. In the event any such Deliverables do not fall within the specifically enumerated works that constitute works made for hire under the United States or other applicable copyright laws, Contractor expressly assigns all right, title and interest worldwide in and to such Deliverables to Company, including, without limitation, all copyrights, patent rights, trade secrets, trademarks, moral rights and all other applicable proprietary and intellectual property rights. If Contractor has any rights to the Deliverables that cannot be assigned to Company, Contractor unconditionally and irrevocably: (i) waives the enforcement of such rights; and (ii) grants to Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, royalty-free license to reproduce, create derivative works of, distribute, publicly perform and publicly display such works, by all means now known or later developed, with the right to sublicense such rights. Company shall be responsible for its use of the Deliverables and for ensuring that the Deliverables meet Company’s requirements.
9.    Indemnification.
9.1    Contractor shall defend; shall release, discharge, and relinquish; and shall indemnify, protect and hold harmless Company, its parent, subsidiary and affiliated companies, its and their co-lessees, partners, joint venturers, co-owners, contractors (other than any member of Contractor Group (defined below)), and its and their officers, directors, employees, representatives and agents, and the successors, heirs, and assigns of any of the foregoing (collectively, “Company Group”) from and against any and all losses, claims, damages (including, without limitation, punitive damages), causes of action, fines, penalties, costs (including court costs and attorneys’ fees), suits, and liabilities of any and every kind whatsoever to the extent solely attributable to Contractor’s gross negligence, bad faith or willful misconduct in performing the Services. Notwithstanding anything to the contrary herein, Contractor’s liability under this Section 9.1 shall not exceed the aggregate amount of compensation actually paid to and received by Contractor pursuant to Section 2.
9.2    The Company agrees to indemnify and hold harmless Contractor and its members, managers, officers, directors, employees, representatives and agents, and the successors, heirs, and assigns of any of the foregoing (collectively, the “Contractor Group”), from and against any and all losses, claims, damages (including, without limitation, punitive damages), causes of action, fines, penalties, costs (including court costs and attorneys’ fees), suits, and liabilities of any and every kind whatsoever to the extent related to or arising in any manner out of any activities performed or services furnished pursuant to the Agreement (collectively, “Indemnified Activities”), except for any Indemnified Activities for which Company Group is entitled to indemnification under Section 9.1.
10.    Miscellaneous. Company and Contractor further agree as follows:

10.1    Notices: All notices, statements or other communications required or permitted between Company and Contractor shall be in writing and shall be considered as having been given if delivered by mail, courier, hand delivery, facsimile or email to the other party at the designated physical address, facsimile number or email address. Notices shall be delivered as follows:
If to Company:
SandRidge Energy
R. Scott Griffin
Senior Vice President – People & Culture
123 Robert S. Kerr Avenue
Oklahoma City, OK 73102
Fax: 405-429-5967
Email: sgriffin@sandridgeenergy.com

If to Contractor:

10.2    Assignment. Contractor acknowledges that this Agreement and the Services provided are unique and personal. Therefore, Contractor may not assign any rights or delegate any duties or obligations under this Agreement without the prior written consent of Company. Company may assign this Agreement upon notice to Contractor. Any assignment made in contravention of this Section 10.2 shall be null and void for all purposes. To the extent that there are successors or assigns permitted under this Section 10.2, this Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns.
10.3    Entire Agreement; Amendments. THIS AGREEMENT SETS FORTH THE ENTIRE AGREEMENT BETWEEN CONTRACTOR AND COMPANY WITH RESPECT TO ITS SUBJECT MATTER. ALL PRIOR NEGOTIATIONS AND DEALINGS REGARDING THE SUBJECT MATTER HEREOF ARE SUPERSEDED BY AND MERGED INTO THIS AGREEMENT. No amendment, modification or revision of this Agreement shall be effective unless made in writing and signed by authorized representatives of both parties who have actual authority to amend, modify or revise this Agreement.
10.4    Non-Solicitation. The Contractor agrees that during the Non-Solicitation Period (as hereafter defined), the Contractor will not directly, either personally or by or through his/her agent, on behalf of himself/herself or on behalf of any other individual, association or entity, (i) use any of the Confidential Information for the purposes of calling on any established customer or competitor of the Company or soliciting or inducing any of such customers or competitors to acquire, or providing to any of such customers or competitors, any product or service provided by the Company or any affiliate or subsidiary of the Company or (ii) solicit, divert or attempt to solicit or divert any person or entity who, to the knowledge of Contractor, has been identified and contacted by the Company, either directly or through such entity’s agent(s), with respect to a possible acquisition by, or transaction with, the Company. For the purposes hereof, the term “Non-Solicitation Period” shall mean a period of one year from the date this Agreement is terminated.
10.5    Non-Interference. The Contractor and Company agree that during the Non-Interference Period (as hereafter defined) neither party will, directly or indirectly, either on its own behalf or on behalf of any other individual, association or entity, by or through its agent, hire, solicit or seek to hire any existing employee or subcontractor or attempt, directly or indirectly, to persuade any existing employee or subcontractor of the other party to discontinue his or her status of employment or subcontractor with such party or any affiliate or subsidiary of such party. For the purposes hereof, the term “Non-Interference Period” shall mean a period of one year from the date this Agreement is terminated.
10.6    Severability. In the event any provision of this Agreement is inconsistent with, or contrary to, any applicable law, rule, or regulation, or if any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision will be deemed to be modified to the extent required to comply with said law, rule, or regulation, or to make it valid and enforceable, and this Agreement, as so modified, shall remain in full force and effect. If said provision cannot be so modified, then it shall be deemed deleted and the remainder of the Agreement shall continue and remain in full force and effect.
10.7    Headings. All headings used in this Agreement are solely for the purpose of convenience and shall in no manner be deemed to be a part of this Agreement or used in interpreting its terms.
10.8    Amendment. Neither this Agreement, nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.
10.9    Governing Law/Jurisdiction and Venue. This Agreement, and all the rights and duties of the parties arising out of, in connection with, or relating in any way to the subject matter of this Agreement or the transactions contemplated by it, shall be governed by, construed, and enforced in accordance with the laws of the State of Oklahoma (excluding its conflict of laws rules which would refer to and apply the substantive laws of another jurisdiction). Any suit or proceeding hereunder shall be brought exclusively in state or federal courts located in Oklahoma City, Oklahoma. Each party consents to the personal jurisdiction of said state and federal courts and waives any objection that such courts are an inconvenient forum.
10.10    No Recourse. There shall be no liability under this Agreement of, nor any recourse under this Agreement to, any officer, director, shareholder, beneficial owner, trustee,

partner, manager, trustee, member, affiliate, employee or agent of either party to this Agreement.
10.11    Waiver of Consequential Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR EXEMPLARY, PUNITIVE, TREBLE, INDIRECT OR CONSEQUENTIAL DAMAGES OR DAMAGES FOR LOST PROFITS OF ANY KIND ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY, ON BEHALF OF ITSELF AND EACH OF ITS AFFILIATES, WAIVES ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY AND CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS, ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized representatives.

CONTRACTOR:	COMPANY:
SANDRIDGE ENERGY, INC.
By: _________________________________	By: _________________________________
Name: Randy Cooley	Name: R. Scott Griffin
Title: SVP – People & Culture

Exhibit A

Contractor’s Services

Assisting with monthly financial statements, review of capital expenditures, lease operating expenses, preparation and filing of the annual Form 10-K and the quarterly Form 10-Q. Assisting with completion of the SEC pre-approval of the accounting treatment for the OXY transaction and the acquisition of the WTO gathering system from EIG. Working with PwC on the annual audit of the 2015 financials and the 2016 quarterly financials. Assisting SD staff with the preparation of the quarterly covenant calculations. Assisting SD staff and Julian Bott with any requested projects.